Exhibit 99.4

Berkadia Commercial Mortgage LLC

Report on Compliance with Minimum

Master Servicing Standards

As of and for the Year Ended December 31, 2010

Management’s Assertion Concerning Compliance

With Minimum Servicing Standards

February 28, 2011

As of and for the year ended December 31, 2010, Berkadia Commercial Mortgage LLC has complied in all material respects, with the minimum master servicing standards set forth in the Company’s Master Servicing Policy (attached in exhibit I) which were derived from the Mortgage Banker’s Association of America’s Uniform Single Attestation Program for Mortgage Bankers.

As of December 31, 2010, the Company was covered by insurance policies providing for $100 million of fidelity bond insurance and $100 million of errors and omission insurance.

Mark E. McCool

Executive Vice President

Servicing Operations & Strategic Initiatives

Berkadia Commercial Mortgage LLC

Richard Joe

Executive Vice President

Servicing Administration

Berkadia Commercial Mortgage LLC

Exhibit I

Berkadia Commercial Mortgage LLC

Minimum Master Servicing Policy

I.	CUSTODIAL BANK ACCOUNTS

1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

•	Be mathematically accurate;

•	Be prepared within thirty (30) calendar days after the cutoff date;

•	Be reviewed and approved by someone other than the person who prepared the reconciliation; and

•	Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of identification.

2.	Funds of the servicing entity shall be advanced as specified in the servicing agreement in cases where there is an overdraft in an investor’s or a mortgagor’s account.

3.	All cash for each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor or in an investment account in accordance with the applicable servicing agreement requirements.

4.	Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.	MORTGAGE PAYMENTS

1.	Mortgage payments which are properly identified with the Company’s account number and which agree to the total amount of the scheduled payment due shall be deposited into the clearing bank accounts and related custodial bank accounts within two business days of receipt. Any mortgage payments which do not meet these parameters will be researched and deposited into the appropriate bank accounts within five business days of receipt.

Exhibit I

2.	Mortgage payments made in accordance with the mortgagor’s loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

III.	DISBURSEMENTS

1.	Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2.	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

IV.	INVESTOR ACCOUNTING AND REPORTING

1.	The servicing entity’s investor reports shall agree with, or reconcile to, investors records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.	INSURANCE POLICIES

1.	A fidelity bond and errors and omissions policy shall be in effect on the servicing entity in the amount of coverage represented to investors in management’s assertion.

VI.	MONITORING OF SUBSERVICER COMPLIANCE

1.	Within 120 days of calendar year end or subservicer’ s year end, the subservicer’s management assertions about compliance with minimum servicing standards, which were derived from the Mortgage Banker’s Association of America’s Uniform Single Attestation Program for Mortgage Bankers, and the Independent Auditors Report on management’s assertions shall be reviewed, and if material exceptions are found, appropriate corrective action will be taken.

2.	An annual certification from each subservicer stating that the subservicer is in compliance with its subservicing agreement shall be obtained for the previous calendar year.

Berkadia Commercial Mortgage LLC

Report on Compliance with Minimum

Special Servicing Standards

As of and for the Year Ended December 31, 2010

Management’s Assertion Concerning Compliance

With Minimum Special Servicing Standards

February 28, 2011

As of and for the year ended December 31, 2010, Berkadia Commercial Mortgage LLC has complied in all material respects, with the minimum special servicing standards set forth in the company’s Special Servicing Policy (attached in exhibit I) which were derived from the Mortgage Bankers.

As of December 31, 2010, the company was covered by insurance policies providing for $100 million of fidelity bond insurance and $100 million of errors and omission insurance.

Mark E. McCool

Executive Vice President

Servicing Operations & Strategic Initiatives

Berkadia Commercial Mortgage LLC

Michael Carp

Executive Vice President

Asset Management

Berkadia Commercial Mortgage LLC

Exhibit I

Berkadia Commercial Mortgage LLC

Special Servicing Policy

I.	Recordkeeping

Records documenting the status of the loan shall be maintained during the period the loan is assigned to the special servicer. Such records shall describe the entity’s activities in monitoring the current status of the loan and are updated to reflect a change in status to be communicated to the investor.

II.	Insurance

A fidelity bond and errors and omission policy shall be in effect on the servicing entity in the amount of coverage represented to investors.